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                                                                      EXHIBIT 99

WILLIAMS ENERGY PARTNERS REPORTS 21 PERCENT PROFIT GROWTH

TULSA, Okla.(Oct. 29, 2002) - Williams Energy Partners L.P. (NYSE:WEG) today announced an operating profit of $34.3 million for the quarter ended Sept. 30, 2002, compared with $28.3 million for the same period in 2001. This represents a 21 percent increase.

"Our refined products businesses are performing as expected," said Don Wellendorf, chief executive officer. "We have delivered meaningful profit growth to our unitholders both from acquisitions and organic growth."

Although Williams Pipe Line was acquired April 11, 2002, the acquisition is treated similar to a pooling of interest under accounting rules requiring that historical financial statements be restated to include the results from Williams Pipe Line for all periods.

Comparing the latest quarter operating profit with the restated 2001 quarter, operating profit growth was primarily attributable to higher transportation revenues on Williams Pipe Line due to a mid-year tariff increase and longer-distance shipments, the acquisition of the Gibson, La., marine terminal facility in October 2001, and reduced general and administrative expenses as a result of a contractual agreement with the general partner.

Net income for the third-quarter 2002 was $25.8 million compared with $18.2 million for the same period in 2001. This increase was attributable to the elimination of income taxes due to the partnership structure, offset by debt placement fees and increased interest expense associated with the Williams Pipe Line acquisition.

Earnings per unit increased to 90 cents during third-quarter 2002 compared with 49 cents per unit in the comparable 2001 quarter.

"Our quarterly earnings of 90 cents represent continued solid performance that significantly beat analysts' expectations," said John Chandler, chief financial officer. "Our unitholders have enjoyed cash distribution increases for six consecutive quarters, equating to an overall increase of more than 30 percent since our initial public offering early last year."

For the nine months ended Sept. 30, 2002, operating profit was $99.7 million compared with $84.7 million for the same period in 2001, an increase of 18 percent. Net income for the 2002 period was $71.6 million compared with $54.1 million for the 2001 period.

Earnings per limited partner unit for 2002 were $2.75 compared with $1.44 in 2001. Per unit numbers are not restated to include Williams Pipe Line results prior to the partnership's ownership.

The average number of common, subordinated and class B units outstanding on a fully-diluted basis was 27.2 million units for third-quarter 2002 and 20.2 million units for the year, compared with 11.4 million units for both periods during 2001.

An investor conference call with management regarding third-quarter earnings is scheduled today at 1:30 p.m. Eastern. To participate in the conference call, dial (800) 289-0485 and provide code 362556. International callers should dial
(913) 981-5518 and provide the same code. A webcast will also be available at www.williamsenergypartners.com/calendar.jsp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern on Oct. 29 through midnight on Nov. 5. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 362556.

ABOUT WILLIAMS ENERGY PARTNERS L.P. (NYSE:WEG)

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. The general partner of WEG is a subsidiary of Williams, which moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.


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CONTACT INFORMATION:

              Kelly Swan   Williams Media Relations   918-573-6932
                            kelly.swan@williams.com


           Paula Farrell   Williams Investor Relations   918-573-9233
                           paula.farrell@williams.com